Exhibit 99.1

Press Release

Two North Broadway

Lebanon, Ohio 45036

Company Contact: Eric J. Meilstrup Chief Executive Officer LCNB National Bank (513) 932-1414 shareholderrelations@lcnb.com	Investor and Media Contact: Andrew M. Berger Managing Director SM Berger & Company, Inc. (216) 464-6400 andrew@smberger.com

LCNB CORP. REPORTS FINANCIAL RESULTS FOR

THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2026

Third quarter 2026 net income increased 5.4% year-over-year to $7.3 million, or $0.51 per diluted share, producing an ROAA of 1.29%

Net interest income for the nine-month period ended September 30, 2026 increased 8.6% year-over-year to $19.7 million, supported by a net interest margin of 3.92%, a 35-basis point improvement over the prior year period

Tangible book value per share increased 7.2% year-over-year to $13.02 per share at September 30, 2026

LEBANON, Ohio--LCNB Corp. ("LCNB") (NASDAQ: LCNB) today announced financial results for the three and nine months ended September 30, 2026.

Commenting on the financial results, LCNB Chief Executive Officer, Eric Meilstrup said, “Our solid third quarter and year-to-date financial performance highlights the continued execution of balance sheet optimization and funding discipline strategies, which have contributed to a 108-basis-point improvement in net interest margin over the past two years, from 2.84% in the third quarter of 2024 to 3.92% in the third quarter of 2026, demonstrating the strengthening of our core earnings power. With much of this foundational work behind us, we are increasingly focused on translating our enhanced financial position and expanded capabilities into profitable organic growth. During the quarter, we completed our first $25 million subordinated debt offering, providing additional capital to support future growth and advance our expansion strategies.”

Mr. Meilstrup continued, “We continue to enhance our platform, broaden our product offering, and pursue opportunities to deepen existing customer relationships while reaching more individuals and businesses throughout our Ohio markets. Wealth Management remains an important component of this strategy, as we establish new client relationships and focus on growing assets under management.  These efforts are positively impacting our financial performance, with fiduciary income increasing 12.7% year-over-year to $7.9 million for the first nine months of 2026.”

“Our balance sheet remains strong, supported by a stable, relationship-driven deposit base, solid capital and liquidity levels, disciplined lending, and sound asset quality. We remain focused on improving operating efficiency and leveraging the investments we have made in our franchise to drive sustainable earnings growth. As we look ahead, we believe our strengthened financial position and diversified revenue platform provide a solid foundation to deliver continued value to our shareholders,” concluded Mr. Meilstrup.

Income Statement

Net income for the 2026 third quarter was $7.3 million, compared to $6.9 million for the same period in 2025. Earnings per basic and diluted share for the 2026 third quarter were $0.51, compared to $0.49 for the same period in 2025. Net income for the nine-month period ended September 30, 2026, was $19.2 million, compared to $17.5 million for the same period last year. Earnings per basic and diluted share for the nine-month period ended September 30, 2026, were $1.35, compared to $1.23 for the same period last year.

Net interest income for the three months ended September 30, 2026, was $19.7 million, compared to $18.1 million for the same period in 2025. Net interest income for the nine-month period ended September 30, 2026, was $58.3 million, as compared to $52.0 million in the same period last year. The year-over-year growth in net interest income was primarily due to a decrease in the average rate paid on interest-bearing liabilities, a reduction in interest-bearing liabilities, and an increase in the average yield on earnings assets. For the 2026 third quarter, LCNB’s tax equivalent net interest margin was 3.92%, compared to 3.57% for the same period in 2025. The net interest margin (tax equivalent) for the nine-month period ended September 30, 2026, was 3.91%, as compared to 3.43% in the same period last year.

Non-interest income for the three months ended September 30, 2026, was $5.3 million, compared to $5.7 million for the same period in 2025. For the nine months ended September 30, 2026, non-interest income was $15.4 million, compared to $16.2 million for the same period last year. For both the 2026 third quarter and nine-month period, the decrease in non-interest income was primarily due to lower service charges and fees, and gains from sales of loans, partially offset by higher fiduciary income.

Non-interest expense for the three months ended September 30, 2026, was $15.6 million, compared to $15.2 million for the same period in 2025.  The $0.4 million increase was primarily due to higher salaries and employee benefits, and contracted services expenses, partially offset by lower net FDIC insurance premiums and marketing expenses. For the nine months ended September 30, 2026, non-interest expense was $0.6 million higher than the comparable period in 2025, primarily due to higher salaries and employee benefits, computer maintenance and supplies, and contracted services, partially offset by lower net FDIC insurance premiums, merger, marketing, and other operating expenses.

Capital Allocation

For the three months ended September 30, 2026, LCNB paid $0.22 per share in dividends. Year-to-date, LCNB has paid $0.66 per share in dividends.

Balance Sheet

Total assets at September 30, 2026, increased 1.7%, to $2.28 billion, from $2.24 billion at September 30, 2025. Net loans at September 30, 2026, were $1.70 billion, an increase of 2.2%, or $36.0 million, from September 30, 2025. During the quarter ended September 30, 2026, LCNB originated $141.0 million in loans and sold $18.4 million into the secondary market, which contributed $0.3 million of gains to third-quarter non-interest income, compared to $67.0 million in loans originated and $23.4 million of loans sold into the secondary market last year, which generated $0.7 million of gains and benefited third quarter 2025 non-interest income.

Loans held for sale totaled $2.8 million at September 30, 2026, compared to $4.0 million at September 30, 2025, and were primarily composed of loans scheduled to be sold to an investor.

Total deposits at September 30, 2026, increased 1.8%, to $1.88 billion, compared to $1.85 billion at September 30, 2025. The increase was primarily attributable to the timing of a $50 million deposit from a public funds relationship. Excluding this deposit, total deposits would have decreased approximately 0.9% year-over-year.

At September 30, 2026, shareholders' equity was $282.2 million, compared to $269.9 million at September 30, 2025. On a per-share basis, shareholders' equity at September 30, 2026, was $19.79, compared to $19.02 at September 30, 2025.

At September 30, 2026, tangible shareholders' equity was $185.7 million, compared to $172.4 million at September 30, 2025. The 7.7% year-over-year increase in tangible shareholders' equity was primarily from higher retained earnings. On a per-share basis, tangible shareholders' equity was $13.02 at September 30, 2026, compared to $12.15 at September 30, 2025.

Assets Under Management

Total assets managed at September 30, 2026, were $4.24 billion, compared to $4.20 billion at September 30, 2025. The year-over-year increase in total assets managed was due to an increase in LCNB total assets and in the fair value of trust and investments and investment services partially offset by lower mortgage loans serviced and cash management. Trust and investments and brokerage accounts increased due to a higher number of new LCNB Wealth Management customer accounts and increases in the fair value of managed assets.

Asset Quality

For the 2026 third quarter, LCNB recorded a provision for credit losses of $453,000, compared to a provision for credit losses of $211,000 for the 2025 third quarter. For the nine months ended September 30, 2026, LCNB recorded a total provision for credit losses of $3.1 million, compared to a total provision for credit losses of $426,000 for the nine months ended September 30, 2025.

Net charge-offs for the third quarter of 2026 totaled $727,000, or 0.17% of average loans on an annualized basis, compared to $169,000, or 0.04% of average loans on an annualized basis, for the third quarter of 2025. For the nine months ended September 30, 2026, net charge-offs were $3.5 million, or 0.27% of average loans on an annualized basis, compared to $287,000, or 0.02% of average loans on an annualized basis, for the same period in 2025.

Third-quarter 2026 net charge-offs were largely attributable to one participated loan relationship that represented most of the quarter's charge-offs. Because the credit had already been identified and substantially reserved, the charge-off had limited impact on third-quarter provision expense. The provision for credit losses reflected ongoing portfolio monitoring, changes in specific reserves for certain commercial relationships, and updated expected credit loss estimates.

Total nonperforming loans, which include nonaccrual loans and loans past due 90 days or more and still accruing interest, were $4.1 million, or 0.24% of total loans, at September 30, 2026, compared to $2.0 million, or 0.12% of total loans, at September 30, 2025. The year‑over‑year increase in nonperforming loans was primarily attributable to the addition of one commercial real estate loan. The nonperforming assets to total assets ratio was 0.18% at September 30, 2026, compared to 0.09% at September 30, 2025.

About LCNB Corp.

LCNB Corp. is a financial holding company headquartered in Lebanon, Ohio. Through its subsidiary, LCNB National Bank (the “Bank”), it serves customers and communities in Southwest and South-Central Ohio. A financial institution with a long tradition for building strong relationships with customers and communities, the Bank offers convenient banking locations in Butler, Clermont, Clinton, Fayette, Franklin, Hamilton, Montgomery, Preble, Ross, and Warren Counties, Ohio. The Bank continually strives to exceed customer expectations and provides an array of services for all personal and business banking needs including checking, savings, online banking, personal lending, business lending, agricultural lending, business support, deposit and treasury, investment services, trust and IRAs and stock purchases. LCNB Corp. common shares are traded on the NASDAQ Capital Market Exchange® under the symbol “LCNB.”

Learn more about LCNB Corp. at www.lcnb.com

Forward-Looking Statements

Certain statements made in this news release regarding LCNB’s financial condition, results of operations, plans, objectives, future performance and business, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are identified by the fact they are not historical facts and include words such as “anticipate”, “could”, “may”, “feel”, “expect”, “believe”, “plan”, and similar expressions.  Please refer to LCNB’s Annual Report on Form 10-K for the year ended December 31, 2025, as well as its other filings with the SEC, for a more detailed discussion of risks, uncertainties and factors that could cause actual results to differ from those discussed in the forward-looking statements.

These forward-looking statements reflect management's current expectations based on all information available to management and its knowledge of LCNB’s business and operations.  Additionally, LCNB’s financial condition, results of operations, plans, objectives, future performance and business are subject to risks and uncertainties that may cause actual results to differ materially.  These factors include, but are not limited to:

1.	the success, impact, and timing of the implementation of LCNB’s business strategies;
2.	LCNB’s ability to integrate future acquisitions may be unsuccessful or may be more difficult, time-consuming, or costly than expected;
3.	LCNB may incur increased loan charge-offs in the future and the allowance for credit losses may be inadequate;
4.	LCNB may face competitive loss of customers to both bank and nonbank financial institutions;
5.

changes in the interest rate environment, either by interest rate increases or decreases, may have results on LCNB’s operations materially different from those anticipated by LCNB’s market risk management functions;

6.	changes in general economic conditions, increased competition could adversely affect LCNB’s operating results;
7.

changes in or instability regarding regulations and government policies affecting bank holding companies and their subsidiaries, including changes in monetary policies, could negatively impact LCNB’s operating results;

8.	LCNB may experience difficulties growing loan and deposit balances;
9.	United States trade relations with foreign countries could negatively impact the financial condition of LCNB's customers, which could adversely affect LCNB's operating results and financial condition;
10.

global and/or geopolitical relations and/or conflicts could create financial market uncertainty and have negative impacts on commodities, currency, and stability, which could adversely affect LCNB's operating results and financial condition;

11.

difficulties with technology or data security breaches, including cyberattacks or widespread outages, could negatively affect LCNB's ability to conduct business and its relationships with customers, vendors, and others;

12.

adverse weather events and natural disasters and global and/or national epidemics could negatively affect LCNB’s customers given its concentrated geographic scope, which could impact LCNB’s operating results; and

13.

government intervention in the U.S. financial system, including the effects of legislative, tax, accounting, and regulatory actions and reforms, including, the Consumer Financial Protection Bureau, the capital ratios of Basel III as adopted by the federal banking authorities, changes in deposit insurance premium levels, and any such future regulatory actions or reforms.

Forward-looking statements made herein reflect management's expectations as of the date such statements are made.  Such information is provided to assist shareholders and potential investors in understanding current and anticipated financial operations of LCNB and is included pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  LCNB undertakes no obligation to update any forward-looking statement to reflect events or circumstances that arise after the date such statements are made.